UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2018 (January 18, 2018)

TRIBUNE MEDIA COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08572	36-1880355
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

435 North Michigan Avenue, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 210-2786

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 18, 2018, to promote the efficient continuity of its operations through the closing of the Company’s merger with Sinclair Broadcast Group, Inc. (the “merger”), the Compensation Committee of the Board of Directors (the “Board”) of Tribune Media Company (the “Company”) approved a retention bonus program targeted at participants in the Company’s Management Incentive Plan, including Messrs. Lazarus, Bigelow and Wert, to be payable from a retention bonus pool reserved by the Compensation Committee of the Board in connection with the merger, which was previously disclosed in the proxy statement related to the approval of the merger.

Each employee participating in this program will be paid a cash retention bonus at or following the closing of the merger in an amount equal to 16% of his or her target annual bonus under the Company’s Management Incentive Plan for the 2018 fiscal year, if he or she is continuously employed with the Company through the closing date of the merger. This retention bonus would also be paid if the Company terminates the individual’s employment without cause or the individual resigns for good reason (as such terms are defined in the Tribune Media Company 2016 Incentive Compensation Plan) prior to such closing date. The retention bonus will not be contingent on the achievement of any performance conditions other than the consummation of the merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2018	Tribune Media Company

	By:	/s/ Edward P. Lazarus
Name: Edward P. Lazarus
Title: Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary